EXHIBIT 10.4

WERNER ENTERPRISES, INC.
NAMED EXECUTIVE OFFICER COMPENSATION

On November 30, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Werner Enterprises, Inc. (the “Company”) approved the following base salaries and performance-based compensation awards, in the form of annual cash bonuses, for the Company’s principal executive officer, principal financial officer and other named executive officers. The 2015 annual cash bonuses were awarded under the Company’s discretionary annual cash bonus program and were paid on December 3, 2015. Such performance-based compensation awards are determined at the sole discretion of the Committee.

Name	Base Salary	Cash Bonus
Clarence L. Werner Chairman and Chief Executive Officer	$10,000	$0

Gary L. Werner Vice Chairman (1)	$505,000	$0

Derek J. Leathers President and Chief Operating Officer	$519,000	$320,000

John J. Steele Executive Vice President, Treasurer and Chief Financial Officer	$235,000	$115,000

James A. Mullen Executive Vice President and General Counsel	$373,440	$120,000
(1) Gary L. Werner retired from the Company effective February 12, 2016.

The named executive officers are also eligible to receive long-term incentive compensation, in the form of equity awards, at the sole discretion of the Committee. Equity awards are granted pursuant to the terms of the Werner Enterprises, Inc. Amended and Restated Equity Plan and either the Form of Notice of Grant of Nonqualified Stock Option, the Form of Restricted Stock Award Agreement or the Form of Performance-Based Restricted Stock Award Agreement, all of which are filed as exhibits to the Company's Form 10-K. To the extent required by SEC regulations, equity awards granted to the Company’s named executive officers are reported on Form 4 filings with the Securities and Exchange Commission.

In addition to the cash and equity compensation described above, certain of the Company’s named executive officers may also receive the following other compensation and perquisites: matching contributions to the Company’s 401(k) retirement savings plan and employee stock purchase plan, personal use of a Company-provided vehicle, country club membership, personal medical care membership program and income tax preparation services. The named executive officers are also eligible to participate in voluntary health and welfare benefit programs sponsored by the Company.